                                                                   EXHIBIT 10.14

                 AMENDMENT No. 2 TO THE EMPLOYMENT CONTRACT OF
                 ---------------------------------------------
                               JANUARY 10, 1986
                               ----------------


     The undersigned:      The RDI Company (Realisations et Diffusion pour
                           l'Industrie)
                           ZAC de Villepinte, 5-7, Allee Louis Breguet,
                           93420 Villepinte
                           Represented by Mr. Lebatard, as Chairman

                                                       Party of the first part,

     And:                  Mr. Michel HAUSER KAUFFMANN
                           residing at 9, rue Meynadier, 75019 Paris,

                                                       Party of the second part,


                    HEREBY SET FORTH THE FOLLOWING PREMISES:

     Mr. Michel Hauser Kauffmann is linked with the Company by an employment contract of January 10, 1986, as modified by an amendment of March 23, 1993.

     The parties wish to further modify and amend the said contract by the following provisions.

                  HAVING SET FORTH THESE PREMISES, THE PARTIES
                 THEREFORE ENTER INTO THE FOLLOWING AGREEMENT:

I.   DUTIES AND SENIORITY
     --------------------

     The provisions relating to seniority appearing in the employment contract of January 10, 1986, and the amendment of March 23, 1993, remain unchanged.

     The provisions relative to the duties and the assignment appearing in the employment contract of January 10, 1986, and the amendment of March 23, 1993, are replaced by the following provisions: Mr. Hauser Kauffmann shall carry out the duties of Sales Manager. In this connection, he will be responsible for sales policy, quality, communication and technical questions. Mr. Hauser Kauffmann may travel and carry out assignments abroad, and the Company may decide to entrust him with new assignments and duties which entail responsibilities of an equivalent or higher level.


II.  BREACHING THE CONTRACT
     ----------------------

     The following provisions cancel and replace the previous provisions contained in the employment contract of January 10, 1986, and in the amendment of March 23, 1993:

     In the event of breach of the employment contract at the Company's initiative for reasons other than serious professional misconduct ("faute grave"), the Company shall pay to Mr. Hauser Kauffmann:

     1. If the breach occurs during a period of twenty-four (24) months starting from the date of the present contract, an indemnity corresponding to two years of salary, including profit-sharing, such profit-sharing shall be limited to the amount of the profit-sharing received by Mr. Hauser Kauffmann in 1995. This indemnity shall cover all other indemnities that might be due in connection with a breach of the contract (dismissal indemnity or other damages and interest), but shall apply in addition to the indemnities relating to notice and paid vacation that might be due. It will be paid to Mr. Hauser Kauffmann over a period of one year, starting from the date of his departure from the Company, in four (4) quarterly installments, each installment being paid at the start of the quarter in question.

     2. If the contract is breached after the said period of twenty-four (24) months starting with the date of signature of this amendment, the indemnity mentioned in this amendment will not be due, and the amounts or indemnities due to Mr. Hauser Kauffmann will be determined by applying the applicable provisions of law and of the collective bargaining agreement in the metal-working industry, it being stated that, in calculation of the said indemnities, Mr. Hauser Kauffmann's aggregated seniority in the Company (meaning since November 15, 1964), shall be taken into account and that the dismissal indemnity will be calculated on the basis of the monthly average of salary and allowances ("appointments") as well as the benefits and contractual gratuities from which he will have benefitted during his last twelve (12) months of work in the Company. It is also specified that in case of dismissal for serious professional misconduct ("faute grave"), Mr. Hauser Kauffmann will be entitled to the same indemnities.

III. ASSIGNMENTS
     -----------

     The corresponding provisions appearing in the employment contract of January 10, 1986, and the amendment of March 23, 1993, are replaced by the provisions of article I, Duties and Seniority, of this amendment.

IV.  REMUNERATION
     ------------

     With the exception of the provisions of article IV(d), relative to the compensatory indemnity for paid vacation, the following revisions cancel and replace the prior provisions contained in the employment contract of January 10, 1986, and in the amendment of March 23, 1993:

     4.1  Salary
          ------

          Mr. Hauser Kauffmann shall receive a gross annual salary of 975,000 FF, payable in thirteen monthly installments.

     4.2  Vehicle
          -------

          A vehicle (of the Renault Safrane type, i.e., in a taxation category less than or equal to 11 tax horsepower) will be at the disposition of Mr. Hauser Kauffmann for carrying out his duties. All expenses related to the said vehicle will be paid by the Company.

     4.3  Profit-Sharing
          --------------

          In addition to his gross annual salary, Mr. Lebatard will receive a profit-sharing bonus, the maximum amount of which will be equal to 50% of the amount of Mr. Hauser Kauffmann's gross fixed annual remuneration, excluding benefits in kind.

          The profit-sharing will depend on the degree to which Mr. Hauser Kauffmann meets targets and obtains results. 100% attainment of Mr. Hauser Kauffmann's targets and desired results will lead to the allocation of proportional profit-sharing amounting to 100% of the maximum amount defined above. Meeting Mr. Hauser Kauffmann's objectives and desired results to an extent of x% will entail the allocation of proportional profit-sharing amount to x% of the maximum amount defined above.

          Mr. Hauser Kauffmann's targets and results will be determined by reference to the Company's operating profits after taxes. They will be supplemented by the definition of general instructions that will have to be respected to meet the targets and desired results.

          The objectives and results, as well as the general instructions, will be set annually by the Company, in December of the previous year, by agreement with Mr. Hauser Kauffmann. However, for the year 1996, the determination of the targets, results and general instructions will occur in March.

          The profit-sharing due in connection with the financial year will be paid at the latest on July 31 of the year following the financial year for which it is allocated. Payment of the profit-sharing is subject to the following conditions: Mr. Hauser Kauffmann must have held duties as an employee of the Company for the entire financial year for which the profit-sharing is due. If the employment contract is breached, for any reason whatsoever, during a year, no profit-sharing will be due for the year in question.

     4.4  Retirement and Welfare
          ----------------------

          Mr. Hauser Kauffmann shall benefit from the retirement and welfare contract in effect with the Company. The shareout of the contributions relating thereto (prior deduction and employer share) will be carried out pursuant to rules and practices.

V.  SUBORDINATION
    -------------

     The following provisions cancel and replace the prior provisions contained in the employment contract of January 10, 1986, and in the amendment of March 23, 1993:

     Mr. Hauser Kauffmann will carry out his duties under the authority of the Company's President and CEO ("President Directeur General").

VI.  PROFESSIONAL SECRECY
     --------------------

     The corresponding provisions appearing in the employment contract of January 10, 1986, and in the amendment of March 23, 1993, remain unchanged.

VII.  NON-COMPETITION CLAUSE
      ----------------------

     The corresponding provisions appearing in the employment contract of January 10, 1986, and in the amendment of March 23, 1993, are deleted.

VIII. ARTICLE 50
      ----------

      The corresponding provisions appearing in the employment contract of January 10, 1986, and in the amendment of March 23, 1993, are no longer applicable.

IX.   EXPENSES
      --------

      In, addition, Mr. Hauser Kauffmann shall be entitled to reimbursement for assignment, entertainment and travel expenses, in addition to the expenses for the vehicle (as detailed above), which he may incur in connection with carrying out his duties. He will be reimbursed for the said expenses upon receipt of substantiating documents.


                                              Signed in Paris
                                              On March 29, 1996


(Signature)                                   (Signature)
RDI                                           Mr. Hauser Kauffmann
By: Alain LEBATARD


R.D.I. S.A.                                   Signature, insofar as need be,
6-7 Allee Louis Breguet                       As representative of the new
93421 VILLEPINTE CEDEX                        stockholder
Tel.: 49.63.12.72 - Fax: 49.63.12.22
D 712 042 803 00031                           (Signature)

                                                            April 1, 1996


Bruce Atkinson


Michel Hauser Kauffmann


Subject: Bonus payment objectives
- -------


Dear Michel:

     In regard to your bonus agreement, please not the following objectives which must be achieved for a payout to be made:

1.   Net Income
     ----------

             Payment          Net Income             FF
             -------          ----------             --
             50%              5.8 FF million        487,000
             45%              5.2 FF million        438,750
             35%              4.0 FF million        337,207
              0%              2.9 FF million              0

     For any net income result between 2.9 FF million and 5.8 FF million, the bonus will be prorated.


2.   Debt Covenants
     --------------

     In order to meet all debt covenants, you understand that the following debt levels not be exceeded in 1996:

         Long-term debt               FF 6,735,000
         Short-term debt              FF 1,531,265
         Receivable "paper"           40% of gross receivables

     It is mandatory that we never exceed these amounts individually or
                             -----
collectively. If we do exceed these levels, we will violate our agreement with Mass Mutual and bonus will not be paid.

3.   Check Signing Authority
     -----------------------

     With the exception of part numbers (Inventory) and Government payments, no purchases or single payments of over FF 500,000 will be made without the prior written approval of the President or in his absence, the CFO, of Control Devices. To this extent, fragmenting a payment for a single item into two or more checks would constitute a violation of this objective. In order to be eligible for a bonus, compliance with this objective is required.

     In regard of check signing authority, I would like you to institute the following:

     Authorized signatories:       Michel Hauser Kauffmann, Alain Lebatard,
                                   Bernard Viret, Danielle Gouzerh
     For checks up to FF 25,000:   any one of the above
     For checks over FF 25,000:    two of the above


                                          Best regards,



                                          /s/ Bruce Atkinson
                                          -------------------------------
                                          Bruce Atkinson


     "Read and Approved"


/s/ Michel Hauser Kauffmann
- ------------------------------
Michel Hauser Kauffmann

                       AMENDMENT TO THE CONTRACT OF WORK
                       ---------------------------------


Between:



The Company RDI SART with a capital of 5,000,000 Francs, whose registered office is at 5-7 Allee Louis Beguet, ZAC de Villepinte, 93420 VILLEPINTE, entered in the BOBIGNY Trade and Companies Registered under No. B 712 042 803, represented by Mr. Bernard VIRET, acting in the capacity of Managing Director.

ON THE ONE HAND,

And:  Mr. Michel HAUSER KAUFFMANN, residing at 9 Rue Meynadier,

ON THE OTHER HAND,

Mr. Michel HAUSER KAUFFMANN is connected to the RDI Company by a contract of work concluded in Paris on 10th January 1986.

The clause in the aforesaid contract took into consideration the economic and legal situation of the RDI Company considered as an integral economic entity.

Since then the RDI Company:

* has taken control of the DDS Company which was then absorbed.
* is going to take control of the TOTEM Company.
* and is considering taking control of other companies and/or transferring certain present or future business activities to subsidiaries.

Within this context, Mr. Michel HAUSER KAUFFMANN is or will be vested within the aforesaid companies with assignments identical and/or complementary to those defined in his contract of work. In addition, he may have to act for the company as instructed and it is to be noticed that in that case all the arrangement in his contract of work will be maintained with the reservation of the adjustments stipulated in this amendment. The purpose of these adjustments is to take into consideration the legal changes which have occurred as well as economic changes. Mr. HAUSER KAUFFMANN will have to carry out all of the tasks which devolve upon him.

Accordingly, the above mentioned contract of work dated 10th January 1986 is amended in respect of the following points:

I.  DUTIES AND SENIORITY
    --------------------

Unchanged.

II.  CANCELLATION
     ------------

This section is henceforth worded as shown below; this cancels and replaces the original wording.

"II.  BREACH OF CONTRACT
      ------------------

In the case of the contract of work being broken, at the initiative of either of the parties and whatever the reason for it, Mr. HAUSER KAUFFMANN will receive from the RDI Company, which undertakes to pay it to him at the latest on the last day of the period of notice, compensation for the breach of contract equal to 2/5 of a month for the first eight years and 3/4 of a month for the following years, the total amount of this compensation for breach of contract being
limited to 24 months salary.   The remuneration used as the basis for
calculation will be equal to the average renumeration for the twelve months preceding the date of notification of breach of contract."

III.  ASSIGNMENT
      ----------

Section a) is henceforth as follows this cancels and replaces the original wording:

"a) Mr. HAUSER KAUFFMANN will be responsible for the designing and application of the company's sales policy both in France and for Exports, i.e. for all of the sales, distribution and publicity activities.

The rest of section a) remains unchanged.

b) and c) Unchanged.

As from today's date, Mr. HAUSER KAUFFMANN will take on the title of Sales Manager."

IV.  REMUNERATION
     ------------

Sections a) and b) are henceforth worded as follows: this cancels and replaces the original wording.

"a) With regard to the profit related bonus calculated on the turnover, it is stated that the turnover to be decided on is understood to be the achieved by the RDI Company and by its subsidiaries directly or indirectly held to the extent of 50% and over, it being understood that sales made between companies in the "group" thus formed will not be taken into consideration.

b) With regard to the profit-related bonus calculated on the current result before Companies' Tax, the same conditions will prevail.

In other words, the current result before Companies' Tax is understood to be the algebraic cumulative figure for the results for the RDI Companies and its directly or indirectly controlled subsidiaries to the extent of 50% and over, it being understood that the results (profits or losses) made between companies in the group thus formed will be neutralized."

V.  SUBORDINATION
    -------------

The following wording is added to Section V:

"Mr. Michel HAUSER KAUFFMANN will exercise his business activities under the control of the Managing Director and the group of partners."

All the other arrangements in the contract remains unchanged.

Concluded at Villepinte on 23rd March 1993

[In handwriting]                           A Managing Director

Passed as agreed [Signature]        [Signature] B.Viret

BETWEEN    La Societe RDI (Realigations et Diffusion pour l'Industrie)
           32 Rue Breguet
           75011 PARIS

           Represented by its Managing Director

           Madame CHAMBRELAN-DUPUY

                                           ON THE ONE HAND
                                           ---------------

AND:       Mr. Michel HAUSER KAUFFMANN
           Domiciled at 7 Rue Curial, 75019 PARIS

                                           ON THE OTHER
                                           ------------

A PRIOR REMINDER BEING GIVEN THAT:
- ----------------------------------

Mr. Michel HAUSER KAUFFMANN was engaged on 15th November 1964 in the capacity of Sales Representative by the Company ELECTRIC PRODUCTION whose Managing Director is Madame CHAMBRELAN-DUPUY who is also the Managing Director of the RDI Company.

As from 1st September 1973, Mr. HAUSER KAUFFMANN devoted an increasing amount of his time to carrying out sales duties within the RDI Company.

Madame CHAMBRELAN-DUPUY, Managing Director of the Company ELECTRIC PRODUCTION and Managing Director of RDI Company, wanted Mr. HAUSER KAUFFMANN to cancel his duties within the ELECTRIC PRODUCTION Company in order to devote himself fully to the development of the RDI Company, and particularly to the Management of Purchases and Exports.

Mr. HAUSER KAUFFMANN accepted this in principle on condition that certain conditions of his collaboration within the RDI Company would be redefined.

WHAT WAS AGREED:
- ----------------

I - DUTIES AND SENIORITY:
- -------------------------

Mr. HAUSER KAUFFMANN has retained his duties as Manager of Purchasing and Exports in the RDI Company which from now on he will exercise with the exclusion of any other professional activities.

By mutual agreement, the staring point of his seniority is fixed as at 15th November 1964, the date on which he was engaged by the ELECTRIC PRODUCTION Company in which he occupied the post of Marketing Manager up to 31st December 1985.

This contract is governed by the Collective Agreement of the Metallugical Industry ("Senior" position III C), except for any more favorable clause.

Either of the parties can terminate this contract provided the other party is advised of this by registered mail six months before the date on which the cancellation comes into effect.

In the case of redundancy due to the RDI Company, Mr Hauser Kauffmann is entitled, except in the case of a serious fault or misdemeanor, to redundancy compensation of 2/3 of a month for the first eight years and 3/4 of a month for the following years, the total of this redundancy money being limited to 24 months salary. The remuneration used as the basis for a calculation will be equal to the average remuneration for the twelve months preceding the date of notification of redundancy.

III   ASSIGNMENTS
- -----------------

a) Mr. Hauser Kauffmann will be responsible for the designing and application of the company's sales policy with regard to Exports, i.e. all of the sales, marketing, distribution and publicity activities.

He will also be responsible for Purchasing, Relations and Transactions with the Companies whose customer, distributor or representative RDI is or will be.

Mr. Hauser Kauffmann will devote himself full time to these activities.

b) As Purchasing and Export Manager, Mr. Hauser Kauffmann will continue, while respecting the Collective Agreement of the Metallugical Industry, to have full powers to recruit and discharge the personnel of his choice, necessary for fulfilling his task and achieving the targets which are communicated to him.

c) In general, Mr.Hauser Kauffmann will take on full responsibility for sales in his territory, which is understood to mean that his actions will consist particularly of:

* Recruiting
* Motivating
* Supporting
* Training
* Discharging

the personnel with reports to him.

IV REMUNERATION
- ---------------

As remuneration for the activities defined above, Mr. Hauser Kauffmann will receive a salary determined as follows:

a) a fixed annual basic salary of 520,000 Francs payable over thirteen (13) months. This basic salary will be reviewed annually.

b) A profit related bonus equal to ONE PER CENT of the increase in the runover before tax achieved by the Company during the financial year in question compared with the previous financial year.

In the case of a drop in the turnover, the percentage will be calculated in relation to the previous highest turnover.

c) A profit related bonus equal to TWO PER CENT of the current result before tax of the Company for the preceding financial year, as defined by the 1982 revised accounting plan (and consequently before extraordinary results).

The following will have been deducted from the basis of the calculation of the aforesaid profit related bonus:

* The fixed remuneration mentioned in section a) above;
* The profit related bonus on the turnover mentioned in section b) above;
* The social contributions and fiscal charges on these same sums.

Responsibility for this remuneration (and the provision for social contributions and fiscal charges relating thereto) will be taken on in the accounts for the financial year used as the basis for the calculations. It will only be paid during the following financial year. However, none of these bonuses can exceed 3/12ths of the annual salaries defined in section IV a).

d) In accordance with the legislation in force, Mr. Hauser Kauffmann will be entitled to compensation for paid holidays. This compensation will only concern the fixed part defined in section a) above and will form an integral part of it. In other words, this compensation appears in the amount indicated in section a) above.

e) A vehicle (of the R25 type, i.e. a tax category below or equal to 11 HP fiscal rating) will be borne by the Company.

 All expenses relating to this vehicle (insurance, servicing, repairs, dues and taxes etc.) will be borne by the Company.

Mr. Hauser Kauffmann will also be entitled to reimbursement of the cost of assignments, receiving visitors and travelling expenses, other than those relating to the vehicle, which he may incur within the framework of carrying out his duties. These expenses will be refunded to him against substantiating documents.

Mr. Hauser Kauffmann will have the benefit of the retirement and provident policies in force within the Company. The contributions relating thereto (amount deducted at source and employer's share) will be split in accordance with general rules and practices.

Finally, he can, if he so wishes, take advantage of holiday periods exceeding the legal duration. This extra holiday time must be taken all at once and that will be done in exchange for relinquishing a share of his profit related bonuses as defined in sections 4b 4c.

The sum which Mr. Hauser Kauffmann can relinquish for these extra holidays will be limited to half of the sums represented by his overall profit related bonuses for the previous year and the maximum duration of these extra holidays will be calculated in proportion to the sum relinquished, taking as the basis for calculation the monthly salary as defined in section 4a.

V. SUBORDINATION
- ----------------

Mr. Hauser Kauffmann will be under the direct authority of Madame Jacqueline Chambrelan-Dupuy, the Company's Managing Director.

VI.  PROFESSIONAL SECRECY
- -------------------------

Throughout the duration of his contract, Mr. Hauser Kauffmann will be subject to professional secrecy, in particular with regard to the manufacturing processes used by the Company.

VII.  CLAUSE CONCERNING NON COMPETITION
- ---------------------------------------

If Mr. Hauser Kauffmann leaves the Company, whether voluntarily or not, RDI retains its right to prohibit him from exercising, on his own account or on behalf of some other competing Company, the same business activities as defined above in Section III with regard to the products marketed by the Company.

This right of prohibition is also applicable to producers similar to those marketed by the RDI Company.

The prohibition cannot exceed a period of 1 year, renewable once, counting from the date of the end of the duties, and for the territorial area detailed in
Section III above.

This prohibition will only be effective if it is notified by the Company in the redundancy letter or, in the case of resignation, within eight days following notification of resignation.

In exchange, a special monthly compensation equal to 3/4 of the average monthly salaries as will as contractual profit related bonuses, will be paid for the duration of the clause on non competition.

As this monthly compensation is in exchange for the clause on non competition, it ceases to be due if Mr. Hauser Kauffmann infringes the condition, without prejudice to any damages which may be claimed from you.

VIII   CLAUSE 50 OF THE LAW DATED 24TH JULY 1966
- ------------------------------------------------

Taking into consideration Mr. Hauser Kauffmann's capacity as partner in the RDI Company, this contract will be subject to checking by the partners under the conditions laid done in Article 50 of the Law dated 24th July 1966.

10.1.86                                                                 PARIS

Michel Hauser Kauffmann             J. Chambrelan-Dupuy
[Signature]                         Managing Director
                                          [Signature]